Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES SECOND QUARTER 2020 RESULTS

DALLAS – July 29, 2020 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended June 30, 2020.

Second Quarter 2020 Summary

•	Recognized GAAP net income of $22.7 million or $0.19 per diluted common share
•	Generated core earnings of $21.9 million or $0.18 per diluted common share, representing a 2.7% return on common equity capital (10.8% annualized)
•	Generated economic return of 14.3%
•	Paid a second quarter dividend of $0.15 per common share, unchanged from the previous two quarters
•	Book value per common share increased $0.72 or 11.9% to $6.79 per common share
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio ended the quarter largely unchanged at $8.33 billion
•	Leverage ended the quarter at 7.49 times long-term investment capital

Second Quarter Earnings and Related Discussion

Capstead reported GAAP net income of $22.7 million or $0.19 per diluted common share for the quarter ended June 30, 2020, compared to a net loss of $204.7 million or $(2.21) per diluted common share for the quarter ended March 31, 2020. The Company reported core earnings of $21.9 million or $0.18 per diluted common share for the quarter ended June 30, 2020. This compares to core earnings of $19.8 million or $0.16 per diluted common share for the quarter ended March 31, 2020. See the “Non-GAAP Financial Measures” section of this release for more information on core earnings.

Portfolio yields averaged 2.33% during the second quarter of 2020, a decrease of 16 basis points from 2.49% reported for the first quarter of 2020. Yields declined primarily due to lower coupon interest rates on loans underlying the Company’s portfolio of agency-guaranteed residential ARM securities that have reset based on lower prevailing interest rates as well as lower coupons on acquisitions and changes in portfolio composition due to late first quarter sales. Mortgage prepayments increased during the quarter to an average annualized constant prepayment rate (“CPR”) of 32.89%, compared to 26.71% CPR in the prior quarter. Portfolio leverage was reduced to 7.49 to one at June 30, 2020 compared to 8.51 to one at March 31, 2020.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and six months ended June 30, 2020 (dollars in thousands):

	Quarter Ended June 30, 2020	Six Months Ended June 30, 2020
Residential mortgage investments, beginning of period	$8,503,171	$11,222,182
Portfolio acquisitions (principal amount)	614,366	1,408,593
Investment premiums on acquisitions	24,249	44,569
Portfolio runoff (principal amount)	(844,722)	(1,756,821)
Sales of investments (basis) (a)	(19,440)	(2,620,297)
Investment premium amortization	(15,388)	(36,079)
Increase in net unrealized gains on securities classified as available-for-sale	65,664	65,753
Residential mortgage investments, end of period	$8,327,900	$8,327,900
Decrease in residential mortgage investments during the indicated periods	$(175,271)	$(2,894,282)
(a)	Portfolio sales that settled during the second quarter of 2020 were entered into during the first quarter and all realized losses associated with these sales were recognized during the first quarter.

Rates on Capstead’s secured borrowings, after adjusting for hedging activities, averaged 63 basis points lower at 1.09% during the second quarter of 2020, compared to 1.72% for the prior quarter.  Borrowing rates before hedging activities averaged 0.68% during the second quarter, a decline of 108 basis points over the prior quarter benefiting from the Federal Reserve’s actions on March 3rd and again on March 15th to reduce the Fed Funds rate by a total of 150 basis points. Unhedged borrowing rates on new borrowings under repurchase arrangements are now approximately 25 basis points. Secured borrowings ended the quarter at $7.58 billion.

Notional amounts of secured borrowings-related interest rate swap agreements averaged $4.37 billion during the second quarter of 2020 with fixed swap rates averaging 1.38%, 24 basis points lower than the prior quarter. At June 30, 2020, the Company held $4.60 billion notional amount of secured borrowings-related interest rate swaps with fixed rates averaging 1.27%, an increase of $200 million in notional amount and a decrease of 17 basis points in rate from swaps held on March 31, 2020. Two-year swaps entered into recently have fixed rates of approximately one to two basis points reflecting market expectations for a prolonged period of low short-term interest rates.

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs, and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.45% and 1.32% for the quarter and six months ended June 30, 2020. As an annualized percentage of total assets, operating costs averaged 0.16% and 0.14% during these periods.

Book Value per Common Share

Book value per share as of June 30, 2020 was $6.79, an increase of $0.72 or 11.8% from the March 31, 2020 book value of $6.07, primarily driven by $0.67 in portfolio-related increases in value. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration fixed-rate loans. Fair value is impacted by market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “We are pleased with our results this quarter after the pandemic-related disruptions experienced in the fixed income markets in March. Utilizing less leverage and holding a smaller investment portfolio, we generated core earnings well in excess of our common dividend, which we have held steady now for three quarters. We expect this achievement to be largely unmatched in our industry in this environment. Importantly, we enjoyed strong improvement in portfolio valuations this quarter, leading to an 11.9% increase in book value to $6.79 per common share. We expect these results will also compare favorably with those of our industry peers.

“We began reinvesting portfolio runoff in late April and replaced all of May and June runoff at very attractive levels. While pricing levels for agency-guaranteed ARM securities have increased steadily through quarter end, we expect to continue replacing runoff in the coming quarters provided risk-adjusted returns remain attractive. With borrowing costs declining markedly in the second quarter due largely to the Federal Reserve’s March actions to reduce the Fed Funds rate target range to zero to 25 basis points, portfolio returns have improved considerably despite higher levels of mortgage prepayments spurred by lower prevailing mortgage interest rates. We anticipate mortgage prepayments to remain elevated for the rest of the year, particularly through the end of the summer selling season. Our borrowing costs on the other hand should continue declining sequentially as existing borrowings and related swaps held for hedging purposes mature and are replaced at lower levels.

“Over the next few years, we anticipate the Federal Reserve will remain supportive of low short-term interest rates, while eventually reducing support for longer term rates by curtailing U.S Treasury and agency-guaranteed fixed-rate MBS purchases. As this occurs the yield curve should steepen further, improving short duration investment options, lowering mortgage prepayment levels and increasing portfolio yields, while our borrowing costs should remain relatively low.

“For the last 20 years, Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of relatively short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term. For investors seeking risk-adjusted levered returns with a comparably higher degree of safety from interest rate and credit risk, we believe Capstead represents a reasonably compelling opportunity that is difficult to find elsewhere in the markets.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, both non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and provides investors management’s view of the Company’s economic performance. Management also believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio, as opposed to total financing spreads, because the non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio.  See the “Reconciliation of GAAP Measures to Non-GAAP Measures” section of this release.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, July 30, 2020 at 10:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10146411.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, our ability to maintain our qualification as a REIT for U.S. federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Residential mortgage investments ($7.97 and $10.83 billion pledged at June 30, 2020 and December 31, 2019, respectively)	$8,327,900	$11,222,182
Cash collateral receivable from derivative counterparties	103,618	65,477
Derivatives at fair value	–	1,471
Cash and cash equivalents	121,991	105,397
Receivables and other assets	115,062	125,474
	$8,668,571	$11,520,001
Liabilities
Secured borrowings	$7,575,294	$10,275,413
Derivatives at fair value	49,575	29,156
Unsecured borrowings	98,443	98,392
Common stock dividend payable	15,041	14,605
Accounts payable and accrued expenses	17,329	28,702
	7,755,682	10,446,268
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at June 30, 2020 and December 31, 2019	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 96,395 and 94,606 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	964	946
Paid-in capital	1,266,976	1,252,481
Accumulated deficit	(664,749)	(444,039)
Accumulated other comprehensive income	58,752	13,399
	912,889	1,073,733
	$8,668,571	$11,520,001

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,011,332	$1,172,125
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	7.49:1	8.77:1
Book value per common share (based on share of common stock outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$6.79	$8.62

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Interest income:
Residential mortgage investments	$48,133	$85,100	$117,361	$168,907
Other	22	600	421	1,022
	48,155	85,700	117,782	169,929
Interest expense:
Secured borrowings	(13,055)	(67,945)	(58,328)	(131,724)
Unsecured borrowings	(1,900)	(1,900)	(3,800)	(3,791)
	(14,955)	(69,845)	(62,128)	(135,515)
	33,200	15,855	55,654	34,414
Other expense:
Loss on derivative instruments (net)	(6,948)	(74,842)	(162,687)	(96,499)
Loss on sale of investments (net)	–	(1,365)	(67,820)	(1,365)
Compensation-related expense	(2,330)	(1,972)	(4,534)	(5,581)
Other general and administrative expense	(1,219)	(1,138)	(2,421)	(2,266)
Miscellaneous other revenue (expense)	1	2	(141)	91
	(10,496)	(79,315)	(237,603)	(105,620)
Net income (loss)	22,704	(63,460)	(181,949)	(71,206)
Less preferred stock dividends	(4,842)	(4,842)	(9,684)	(9,684)
Net income (loss) to common stockholders	$17,862	$(68,302)	$(191,633)	$(80,890)

Basic and diluted net income (loss) per common share	$0.19	$(0.80)	$(2.01)	$(0.95)

Weighted average common shares outstanding:
Basic	95,655	84,934	95,276	84,914
Diluted	95,887	84,934	95,276	84,914

Cash dividends declared per share:
Common	$0.15	$0.12	$0.30	$0.20
Series E preferred	0.47	0.47	0.94	0.94

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2020		2019
	Q2	Q1	Q4	Q3	Q2
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$48,133	$69,228	$73,617	$77,693	$85,100
Other	22	399	666	1,065	600
	48,155	69,627	74,283	78,758	85,700
Interest expense:
Secured borrowings	(13,055)	(45,273)	(51,688)	(62,800)	(67,945)
Unsecured borrowings	(1,900)	(1,900)	(1,910)	(1,910)	(1,900)
	(14,955)	(47,173)	(53,598)	(64,710)	(69,845)
	33,200	22,454	20,685	14,048	15,855
Other (expense) income:
(Loss) gain on derivative instruments (net)	(6,948)	(155,739)	15,142	(9,221)	(74,842)
Loss on sale of investments (net)	–	(67,820)	–	–	(1,365)
Compensation-related expense	(2,330)	(2,204)	(2,050)	(566)	(1,972)
Other general and administrative expense	(1,219)	(1,202)	(1,105)	(1,123)	(1,138)
Miscellaneous other revenue (expense)	1	(142)	–	58	2
	(10,496)	(227,107)	11,987	(10,852)	(79,315)
Net income (loss)	$22,704	$(204,653)	$32,672	$3,196	$(63,460)
Net income (loss) per diluted common share	$0.19	$(2.21)	$0.29	$(0.02)	$(0.80)
Average diluted common shares outstanding	95,887	94,897	94,293	90,945	84,934

Core earnings	$21,917	$19,811	$19,109	$14,798	$14,780
Core earnings per diluted common share	0.18	0.16	0.15	0.11	0.12

Select Operating and Performance Statistics:
Common dividends declared per share	0.15	0.15	0.15	0.12	0.12
Book value per common share	6.79	6.07	8.62	8.60	8.93
Average portfolio outstanding (cost basis)	8,256,825	11,124,246	11,032,252	11,266,776	12,065,084
Average secured borrowings	7,647,613	10,337,773	10,195,180	10,481,080	11,193,335
Average long-term investment capital (“LTIC”)	987,792	1,124,307	1,172,897	1,146,916	1,149,388
Constant prepayment rate (“CPR”)	32.89%	26.71%	29.39%	30.18%	26.29%
Total financing spreads	1.52	0.66	0.57	0.31	0.34
Yields on residential mortgage investments	2.33	2.49	2.67	2.76	2.82
Secured borrowing rates (a)	1.09	1.72	1.97	2.31	2.35
Financing spreads on residential mortgage investments	1.25	0.77	0.70	0.45	0.47
Operating costs as a percentage of LTIC	1.45	1.22	1.07	0.58	1.09
Quarterly economic return (change in book value plus dividends)	14.33	(27.84)	1.98	(2.35)	(4.03)
Return on common equity capital (b)	10.76	7.77	6.89	4.95	4.98
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains (losses) included in AOCI on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated derivative instruments.

(b)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, percentages annualized, unaudited)

The Company defines core earnings as GAAP net income (loss) excluding (a) unrealized (gain) loss on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation, and (d) realized loss (gain) on securities.   The following reconciles GAAP net (loss) income and net (loss) income per diluted common share to core earnings and core earnings per common share:

	2020				2019
	Q2		Q1		Q4		Q3		Q2
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss)	$22,704	$0.19	$(204,653)	$(2.21)	$32,672	$0.29	$3,196	$(0.02)	$(63,460)	$(0.80)
Unrealized (gain) loss on non-designated derivative instruments	(2,229)	(0.02)	56,182	0.59	(51,017)	(0.54)	(16,952)	(0.19)	59,388	0.70
Realized loss on termination of non-designated derivative instruments	1,320	0.01	100,565	1.06	39,312	0.42	31,673	0.35	24,202	0.28
Amortization of unrealized loss (gain) of derivative instruments held at the time of de-designation	122	0.00	(103)	(0.00)	(1,858)	(0.02)	(3,119)	(0.03)	(6,715)	(0.08)
Realized loss on sale of investments	–	–	67,820	0.72	–	–	–	–	1,365	0.02
Core earnings	$21,917	$0.18	$19,811	$0.16	$19,109	$0.15	$14,798	$0.11	$14,780	$0.12

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2020		2019
	Q2	Q1	Q4	Q3	Q2
Total financing spreads	1.52%	0.66%	0.57%	0.31%	0.34%
Impact of yields on other interest-earning assets*	0.04	0.02	0.01	0.00	0.01
Impact of borrowing rates on other interest-paying liabilities*	0.09	0.05	0.05	0.05	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	0.01	0.00	(0.07)	(0.12)	(0.24)
Impact of net cash flows received on non-designated derivative instruments	(0.41)	0.04	0.14	0.21	0.31
Financing spreads on residential mortgage investments	1.25	0.77	0.70	0.45	0.47
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from secured borrowing and derivative counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, may consist of cash collateral payable to derivative counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	June 30, 2020					December 31, 2019
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$2,981,408	$109,203	$3,090,611	$3,099,649	$9,038	$33,573
Longer-to-reset ARMs	4,217,150	115,606	4,332,756	4,419,459	86,703	7,267
Ginnie Mae securities:
Current-reset ARMs	160,813	3,994	164,807	166,318	1,511	2,699
Longer-to-reset ARMs	611,579	15,674	627,253	641,021	13,768	1,728
	$7,970,950	$244,477	$8,215,427	$8,326,447	$111,020	$45,267
Derivative instruments: (b)
Interest rate swap agreements:
Secured borrowings-related			$4,600,000	$(59,595)	$(2,693)	$(2,712)
Unsecured borrowings-related			100,000	(49,575)	(49,575)	(29,156)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of AOCI. Residential mortgage securities classified as held-to-maturity with a cost basis of $922,000 and unsecuritized investments in residential mortgage loans with a cost basis of $531,000 are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

Unrealized Gains (Losses) are amounts included in AOCI related to these positions as of the indicated dates.  The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Third quarter 2020	200,000	1.64%
Fourth quarter 2020	200,000	2.04
Third quarter 2021	2,500,000	1.25
Fourth quarter 2021	900,000	1.61
First quarter 2022	400,000	1.37
Second quarter 2022	400,000	0.02
	$4,600,000

In addition to the effects on fixed swap rates of the Fed’s 150 basis point reductions to the Fed Funds rate in March, thus far in 2020 the Company has entered into only OIS-based swaps. After consideration of secured borrowings-related derivative instruments, Capstead’s residential mortgage investments and secured borrowings had durations as of June 30, 2020 of approximately 14 months and nine months, respectively, for a net duration gap of approximately five months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of June 30, 2020)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$2,333,856	3.21%	2.21%	1.65%	2.80%	6.18%	5.9
Freddie Mac Agency Securities	756,755	3.26	2.24	1.76	2.28	5.51	7.5
Ginnie Mae Agency Securities	164,807	3.32	1.69	1.52	1.12	5.53	4.9
Residential mortgage loans	436	4.17	4.69	2.09	1.76	11.25	6.1
(40% of total)	3,255,854	3.23	2.19	1.67	2.59	5.99	6.2
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,769,701	3.05	2.14	1.60	4.09	5.02	52.0
Freddie Mac Agency Securities	1,563,055	3.00	2.21	1.66	4.21	5.03	60.0
Ginnie Mae Agency Securities	627,253	3.68	1.66	1.50	1.00	5.00	43.9
(60% of total)	4,960,009	3.12	2.10	1.61	3.74	5.02	53.5
	$8,215,863	3.16	2.14	1.63	3.29	5.40	34.8
Gross WAC (rate paid by borrowers)(d)		3.79

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At June 30, 2020, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.07.  This table excludes approximately $1.0 million in fixed-rate agency-guaranteed mortgage pass-through securities and residential mortgage loans as well as private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indices and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indices that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 67% of current-reset ARMs were subject to periodic caps averaging 1.90%; 24% were subject to initial caps averaging 2.97%; and 8% were subject to lifetime caps averaging 7.01%.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at June 30, 2020 approximately 90%, 5% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 2% reset every five years.  Approximately 76% of the Company’s current-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.